Exhibit 10.1

INDEMNITY REINSURANCE AGREEMENT
Between
EQUITABLE FINANCIAL LIFE INSURANCE COMPANY
(referred to as the Ceding Company)
and
EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA
(referred to as the Reinsurer)

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) PRIVATE OR CONFIDENTIAL. SUCH EXCLUDED INFORMATION IS IDENTIFIED HEREIN WITH “[***].” SCHEDULES AND EXHIBITS HAVE BEEN OMITTED PURSUANT TO ITEM 601(A)(5) OF REGULATION S-K.

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INDEX OF SCHEDULES AND EXHIBITS
Schedule A	Expense Allowance
Schedule B	Investment Guidelines
Schedule C-1 Schedule C-2	Types of Reinsured Contracts Assumed Retrocession Agreements
Schedule D Schedule E Schedule F Schedule G Schedule H-1 Schedule H-2	Seriatim Listing Recapture Terminal Settlement Premium Taxes Certain Indemnification Matters Hedging Guidelines – Funds Withheld Account Hedging Guidelines – NI Modco Accounts

Exhibit 1	Form of Settlement Statement

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INDEMNITY REINSURANCE AGREEMENT
THIS INDEMNITY REINSURANCE AGREEMENT (this “Agreement”) is made and entered into on May 17, 2023 (the “Closing Date”) and effective as of the Effective Time by and between Equitable Financial Life Insurance Company, a New York-domiciled insurance company (the “Ceding Company”), and Equitable Financial Life Insurance Company of America, an Arizona-domiciled insurance company (the “Reinsurer”). For purposes of this Agreement, the Ceding Company and the Reinsurer shall each be deemed a “Party” and together the “Parties.”
WHEREAS, the Ceding Company wishes to initially cede to the Reinsurer on an indemnity reinsurance basis, and the Reinsurer wishes to initially reinsure on an indemnity reinsurance basis, (a) certain life insurance and annuity contracts issued by the Ceding Company outside the State of New York and (b) certain life insurance contracts assumed by the Ceding Company as retrocessionaire; and
WHEREAS, the liabilities ceded hereunder on an indemnity basis will be ceded on a combination coinsurance funds withheld and modified coinsurance basis; and
WHEREAS, following the date hereof, the Parties shall seek to novate certain of the Reinsured Contracts from the Ceding Company to the Reinsurer or another Affiliate of the Parties in accordance with the terms of this Agreement.
NOW, THEREFORE, in consideration of the mutual and several promises and undertakings herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Ceding Company and the Reinsurer agree as follows:
Article I.

DEFINITIONS
Section 1.1.Definitions. The following terms have the respective meanings set forth below throughout this Agreement:
“Action” means any claim, action, suit, litigation, arbitration or proceeding by or before any Governmental Authority or arbitrator or arbitration panel or similar Person or body.
“Additional Consideration” has the meaning set forth in Section 3.2.
“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person.
“Affiliate Retrocessionaire” means any Retrocessionaire that is Affiliated with the Reinsurer at the time of the initial retrocession or any time thereafter.
“Agreement” has the meaning set forth in the preamble.
“Allocated CTE [***] Amount” means, as of any date of determination, an amount equal to (a) the arithmetic mean of the Quota Share of the statutory carrying value of assets required as of such date to satisfy contractholder obligations (or the greatest present value of accumulated deficiencies) in excess of the Quota Share of the cash surrender value, as defined in the VM-21 guidelines, of all variable annuity contracts issued (including variable annuity contracts novated to the Reinsurer) or reinsured by the Reinsurer, including the Variable Annuity Reinsured Contracts (taking into effect any diversification or aggregation benefits that may be available based on other variable annuity business written or reinsured by the Reinsurer) in the worst [***] of the 1,000 statutory stochastic capital market scenarios, as determined by the Reinsurer, multiplied by (b) the Allocation Ratio. For the avoidance of doubt, the Allocated CTE [***] Amount is calculated on a post-tax basis consistent with US RBC requirements and is inclusive of the cash surrender value of the underlying contracts.
“Allocation Ratio” means, as of any date of determination, (a) the sum of the greater of (i) the Death Benefit Net Amount at Risk and (ii) the Income Benefit Net Amount at Risk for each Variable Annuity Reinsured Contract in pre-payout status over (b) the sum of the greater of (i) the Death Benefit Net Amount at Risk and (ii) the Income Benefit Net Amount at Risk for each variable annuity contract issued (including variable annuity contracts novated to the Reinsurer) or reinsured by the Reinsurer in pre-payout status, including the Reinsured Contracts, in each case of (i) and (ii), as of such date.
“Assumed Reinsured Contracts” has the meaning set forth in the definition of “Reinsured Contracts”.
“Assumed Retrocession Agreements” means each of the retrocession agreements listed on Schedule C-2.
“Beneficiary Continuation Option Contract” means an annuity contract issued by the Ceding Company to a beneficiary of a Reinsured Contract who has elected to receive such annuity contract in lieu of a lump sum payment for all or a portion of the beneficiary’s proceeds from such Reinsured Contract.
“Books and Records” means all books and records that relate to the Reinsured Contracts, including administrative records, claim records, sales records, underwriting records, financial records, reinsurance records, compliance records and other records, in whatever form maintained, but excluding certificates of incorporation, bylaws, corporate seals, licenses to do business, minute books and other corporate records relating to the corporate organization or capitalization of Ceding Company or its Affiliates, tax returns or records, records of any employee of Ceding Company or its Affiliates, benefit plan records with respect to any employee of Ceding Company or its Affiliates, and books and records that are subject to the attorney-client, work product, or other similar privilege or doctrine.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York, New York are required or authorized by Law to be closed.
“Capital Reporting Deadline” means, with respect to a calendar quarter other than the last quarter of a calendar year, the date that is forty-five (45) calendar days after the end of such calendar quarter, and with respect to the last calendar quarter of a calendar year, the date that is sixty (60) calendar days after the end of such calendar quarter.
“Ceding Commission” means [***]
“Ceding Company” has the meaning set forth in the preamble.
“Ceding Company Domiciliary State” means the State of New York, or, if the Ceding Company changes its state of domicile to another state within the United States, such other state.

“Ceding Company Extra-Contractual Obligations” means all Extra-Contractual Obligations other than Reinsurer Extra-Contractual Obligations.
“Ceding Company Statutory Reserves” means, as of any date of determination, the aggregate statutory reserve (including unearned premium reserves and other premium accruals) amount for the General Account Liabilities calculated in accordance with the Ceding Company Domiciliary State SAP that would be applicable to Ceding Company (as would be reflected on Line 1, column 1 of the Liabilities section and Exhibit 5; Line 3, column 1 of the Liabilities section and Exhibit 7; and Line 24.07 of the Liabilities section of the Ceding Company’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2022)), as calculated as of such date (without giving effect to this Agreement) using the same process and methodologies for modeling and setting assumptions as used by the Ceding Company in calculating the statutory reserves of the Ceding Company’s similar business that is not reinsured hereunder or reinsured to a third party under any other agreement, net of (without duplication) statutory reserves ceded pursuant to the Existing Reinsurance Agreements; provided, however, that Ceding Company Statutory Reserves shall at all times (a) include any additional reserves that would be required as a result of stand-alone asset adequacy testing for the General Account Liabilities if they were not reinsured, (b) exclude NI Modco Accounts Reserves and (c) include statutory reserves for the Reinsured Contracts that are annuity contracts in payout status.
“Closing Date” has the meaning set forth in the preamble.
“Code” means the United States Internal Revenue Code of 1986.
“Company Action Level RBC” means, with respect to any insurance company, company action level RBC as calculated in accordance with the applicable Laws of such insurance company’s state of domicile.
“Control” means, with respect to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. Control will be presumed to exist if any Person directly or indirectly owns, controls or holds with the power to vote ten percent or more of the voting securities of any other Person. The terms “Controlled,” “Controlled by,” “under common Control with” and “Controlling” shall have correlative meanings.
“DAC Tax Election” has the meaning specified in Section 14.2(a).
“Death Benefit Net Amount at Risk” means, in respect of any Variable Annuity Reinsured Contract, the excess of (a) the Guaranteed Minimum Death Benefit (GMDB) benefit base of such contract, if any, over (b) the contract account value of such contract, in each case determined in accordance with the terms of such Variable Annuity Reinsured Contract.

“Effective Time” means 12:01 a.m. (New York time) on April 1, 2023.
“Eligible Assets” has the meaning set forth in Section 6.5.
“Estimated Initial Premium” has the meaning specified in Section 3.1(b).
“Estimated Initial FWH Required Balance” has the meaning specified in Section 3.1(b).
“Estimated Initial NI Modco Accounts Required Balance” has the meaning specified in Section 3.1(c).

“Estimated Recapture Terminal Settlement” has the meaning set forth in Section 12.4(a).
“Existing Reinsurance Agreements” means all reinsurance agreements under which the Ceding Company cedes or retrocedes to reinsurers (whether or not affiliated with the Ceding Company) risks arising in respect of the Reinsured Contracts (and only to the extent such agreements cover the Reinsured Contracts) where such agreements are (a) in force or are being treated as being in force as of the date hereof or any time after the date hereof or (b) terminated but under which there remains any outstanding liability of the reinsurer, in each case, only to the extent that such reinsurance agreement remains in force and effect.
“Expense Allowances” means, for each Quarterly Accounting Period, an amount determined in accordance with Schedule A.
“Extra-Contractual Obligations” means all Liabilities to any Person or Persons arising out of or relating to the Reinsured Contracts (other than Liabilities arising under the terms and conditions and within the policy limits of the Reinsured Contracts), including any loss in excess of the limits arising under or covered by any Reinsured Contract, any Liabilities for fines, penalties, taxes, fees, forfeitures, compensatory, consequential, punitive, exemplary, special, treble, bad faith, tort, statutory or any other form of extra-contractual damages, as well as all legal fees and expenses relating thereto, which Liabilities arise out of or result from any act, error or omission, whether or not intentional, negligent, fraudulent, in bad faith or otherwise (actual or alleged), arising out of or relating to the Reinsured Contracts, including (a) the form, sale, marketing, distribution, underwriting, production, issuance, cancellation or administration of the Reinsured Contracts, (b) the investigation, defense, prosecution, trial, settlement (including the failure to settle) or handling of claims, benefits, or payments under the Reinsured Contracts, (c) the failure to pay or the delay in payment or errors in calculating or administering the payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Reinsured Contracts, (d) the failure of the Reinsured Contracts to qualify for their intended tax status, or (e) any fines, penalties, taxes, fees, forfeitures, or other damages with respect to escheat or unclaimed property Liabilities arising under or relating to the Reinsured Contracts.
“Fair Market Value” means, with respect to any asset, the fair market value or valuation thereof (including accrued but unpaid interest) as determined by the Ceding Company in accordance with GAAP.
“FMV Triggering Event” means any of the following occurrences:
(a)the RBC Ratio of the Reinsurer or any Affiliate Retrocessionaire that assumes Reinsured Risks with respect to Reinsured Contracts that are in pre-payout status as of any calendar year-end is below [***]% and the Reinsurer or such Affiliate Retrocessionaire, as applicable, has not cured such shortfall as of the applicable Capital Reporting Deadline; provided that in the event that such Affiliate Retrocessionaire is not a U.S. domiciled insurance company, the foregoing RBC Ratios shall refer to equivalent capital adequacy ratios determined under the laws of such Affiliate Retrocessionaire’s jurisdiction of domicile as mutually agreed by the Parties;
(b)the RBC Ratio of the Reinsurer or any Affiliate Retrocessionaire that assumes Reinsured Risks with respect to Reinsured Contracts that are in pre-payout status is below [***]% for two consecutive calendar quarter-end dates, and the Reinsurer or such Affiliate Retrocessionaire, as applicable, has not cured such shortfall as of the applicable Capital Reporting Deadline; provided that in the event that such Affiliate Retrocessionaire is not a U.S. domiciled insurance company, the foregoing RBC Ratios shall refer to equivalent capital adequacy ratios determined under the laws of such Retrocessionaire’s jurisdiction of domicile as mutually agreed by the Parties;
(c)there has been a failure by the Reinsurer (i) to timely pay Quarterly Net Settlement amounts in accordance with Section 3.3(a) and such breach has not been cured within ten (10) calendar days after written notice thereof from the Ceding Company; or (ii) to timely fund the Funds Withheld Account in accordance with Section 6.4, as applicable, and such breach has not been cured within two (2) Business Days;
(d)a Reserve Credit Triggering Event has occurred; or
(e)the Reinsurer has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations.
“Fund” means any collective investment vehicle in which a Separate Account or a division thereof invests with respect to the Reinsured Contracts.
“Funds Withheld Account” has the meaning set forth in Section 6.1(a).
“Funds Withheld Account Balance” means, as of any date of determination, the Statutory Book Value of the Eligible Assets in the Funds Withheld Account.
“Funds Withheld Reserves Adjustment” has the meaning set forth in Section 6.3.
“FWH Existing IMR Amount” means the amount of the Ceding Company’s existing IMR, calculated on an after-tax basis, that has been allocated by the Ceding Company to the General Account Liabilities ceded to the Reinsurer hereunder on a funds withheld basis as of the Closing Date determined in accordance with SAP applicable to the Ceding Company.
“FWH IMR Amount” means (a) the FWH Existing IMR Amount, plus (b) the Transaction IMR Amount, plus (c) the FWH Post-Closing Date IMR Amount.
“FWH Post-Closing Date IMR Amount” means the amount of IMR, calculated on an after-tax basis, that is created following the Closing Date with respect to the assets supporting the General Account Liabilities reinsured hereunder on a funds withheld basis determined in accordance with SAP applicable to the Ceding Company.
“FWH Required Balance” means [***]
“GAAP” mean generally accepted accounting principles in the United States applied consistently.
“General Account Liabilities” means, (a) with respect to the Assumed Reinsured Contracts, all Liabilities of the Ceding Company under the Assumed Retrocession Agreements in each case net of amounts actually collected by or on behalf of the Ceding Company under the Existing Reinsurance Agreements, and (b) with respect to all other Reinsured Contracts, all Liabilities of the Ceding Company (and with respect to clause (iii) of this definition, all Liabilities of any of its Affiliates) arising out of or resulting from the Reinsured Contracts, in each case net of amounts actually collected by or on behalf of the Ceding Company under the Existing Reinsurance Agreements, but excluding Separate Account Liabilities and Ceding Company Extra-Contractual Obligations, whether incurred before, at or after the Effective Time, calculated in accordance with the Ceding Company Domiciliary State SAP. Without limiting the foregoing, “General Account Liabilities” with respect to all Reinsured Contracts other than the Assumed Reinsured Contracts shall include, but not be limited to, any and all of the following Liabilities, in each case net of amounts actually collected by or on behalf of the Ceding Company under the Existing Reinsurance Agreements but excluding Separate Account Liabilities and Ceding Company Extra-Contractual Obligations:
(i)all Liabilities for (x) claims, benefits, interest on claims or unearned premiums, interest on policy funds, withdrawals, surrenders, policy loans, amounts payable for returns or refunds of premiums, guaranteed minimum death benefits, guaranteed minimum income benefits, incurred but not reported claims, pending claims and benefits (including death benefits, lump sum payments, annuitization payments, deferred payments, payments in respect of market value adjustments, and any other settlement options), unearned premiums, and other contract benefits, in each case, arising under the terms and conditions of the Reinsured Contracts and whether such amounts are escheated or paid to policyholders or beneficiaries of the Reinsured Contracts and (y) claim expenses (including all reasonable litigation expenses related thereto);
(ii)all Liabilities arising out of changes to the terms and conditions of the Reinsured Contracts;
(iii)all premium and asset commissions and other compensation and obligations payable to Producers with respect to the Reinsured Contracts;
(iv)all amounts payable under the Existing Reinsurance Agreements;
(v)all assessments and similar charges payable on or after the Effective Time with respect to the Reinsured Contracts in connection with participation by the Ceding Company or the Reinsurer, whether voluntary or involuntary, in any guaranty association established or governed by any state or other jurisdiction, arising on account of insolvencies, rehabilitations or similar proceedings occurring before, on or after the Effective Time;
(vi)all Premium Taxes allocated to the Reinsured Contracts calculated consistent with Schedule F;
(vii)all Liabilities which relate to Reinsured Contracts that (i) are amounts held in the general account of the Ceding Company pending transfer to the Separate Accounts, or (ii) contemplate payment from a Separate Account the amount of which exceeds the assets of such Separate Account (without duplication of the amounts set forth in clause (i) above); and
(viii)all Reinsurer Extra-Contractual Obligations.
For the avoidance of doubt, all NI Modco Accounts Liabilities shall be deemed General Account Liabilities and not Separate Account Liabilities.
“Governmental Authority” means any United States or non-United States federal, state or local or any supra-national, political subdivision, governmental, legislative, tax, regulatory or administrative authority, instrumentality, agency, body or commission, self-regulatory organization or any court, tribunal, or judicial or arbitral body having jurisdiction over a Party.

“Governmental Order” means any binding and enforceable order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“Hedges” has the meaning set forth in Section 9.1(a).
“Hedging Guidelines” has the meaning set forth in Section 9.1(a).
“IMR” means an interest maintenance reserve.
“Income Benefit Net Amount at Risk” means, in respect of any Variable Annuity Reinsured Contract, the excess of (a) the Guaranteed Minimum Income or Withdrawal benefit base of such contract, if any, over (b) the contract account value of such contract, in each case determined in accordance with the terms of such Variable Annuity Reinsured Contract.
“Initial FWH Required Balance” has the meaning specified in Section 3.1(e).
“Initial NI Modco Accounts Required Balance” has the meaning specified in Section 3.1(f).
“Initial Premium” has the meaning set forth in Section 3.1(a).
“Insurance Regulator” means, with respect to any insurance or reinsurance company, the insurance regulator of the jurisdiction of domicile of such insurance or reinsurance company.
“Interest Rate” means the sum of (a) one hundred (100) basis points (expressed as a rate per annum), plus (b) the average of the daily “prime rate” (expressed as a rate per annum) published in The Wall Street Journal, for each of the days in the applicable period, but in any event not less than zero (0).
“Investment Guidelines” means the Investment Guidelines set forth in Schedule B.
“Law” means any United States or non-United States federal, state or local statute, law, ordinance, regulation, code, Governmental Order or other requirement or rule of law.
“Liabilities” means any and all debts, liabilities, commitments or obligations, whether direct or indirect, accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable, whether arising in the past, present or future.
“NI Modco Accounts” means the non-insulated separate accounts of the Ceding Company established in respect of NI Modco Accounts Reinsured Contracts.
“NI Modco Accounts Balance” means, as of any date of determination, the Statutory Book Value of the Eligible Assets in the NI Modco Accounts.
“NI Modco Accounts Existing IMR Amount” means the amount of the Ceding Company’s existing IMR, calculated on an after-tax basis, that has been allocated by the Ceding Company to the NI Modco Accounts Liabilities ceded to the Reinsurer hereunder on a modified coinsurance basis as of the Closing Date determined in accordance with SAP applicable to the Ceding Company.
“NI Modco Accounts IMR Amount” means (a) the NI Modco Accounts Existing IMR Amount, plus (b) the NI Modco Accounts Post-Closing Date IMR Amount.

“NI Modco Accounts Liabilities” means the Ceding Company’s General Account Liabilities in respect of the NI Modco Accounts Reinsured Contracts.
“NI Modco Accounts Post-Closing Date IMR Amount” means the amount of IMR, calculated on an after-tax basis, that is created following the Closing Date with respect to the assets supporting the NI Modco Accounts Liabilities reinsured hereunder on a modified coinsurance basis determined in accordance with SAP applicable to the Ceding Company.
“NI Modco Accounts Reinsured Contracts” means those Reinsured Contracts that include non-guaranteed index benefits.
“NI Modco Accounts Required Balance” means, with respect to any date of determination, an amount equal to the sum of:
(a)for all NI Modco Accounts Reinsured Contracts in pre-payout status, 100% of the NI Modco Accounts Reserves with respect to such Reinsured Contracts; plus
(b)an amount equal to the Unamortized NI Modco Accounts IMR Amount to the extent such Unamortized NI Modco Accounts IMR Amount is a liability or an admitted asset on the Ceding Company’s statutory balance sheet;
each of (a) and (b) as of such date of determination.
“NI Modco Accounts Reserves” means, as of any date of determination, the aggregate amount of statutory reserves of the Ceding Company with respect to the NI Modco Accounts Liabilities (as would be described in Line 1, column 1 of the Liabilities section and Exhibit 3 of the Statutory Financial Statements related to the NI Modco Accounts of the Ceding Company (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2022)), calculated in accordance with the Ceding Company Domiciliary State SAP.
“NI Modco Accounts Reserves Adjustment” has the meaning set forth in Section 7.2.
“Non-Guaranteed Elements” means the cost of insurance charges, credited interest rates, mortality and expense charges, administrative expense risk charges, lump sum payment options, policy loads and any other policy features that are subject to change by the Ceding Company, and those items set forth in Actuarial Standard of Practice 2-Non-Guaranteed Charges or Benefits for Life Insurance Policies and Annuity Contracts in effect as of the Effective Time and any successor rules for such Non-Guaranteed Elements as in effect from time to time.
“Novating Reinsurer” has the meaning set forth in Section 4.5(a).
“Novating Reinsurer Separate Accounts” has the meaning set forth in Section 4.5(d).
“Novated Contracts” means a Reinsured Contract that has been novated to the Reinsurer or another Affiliate of the Parties in accordance with applicable Law.
“Parties” has the meaning set forth in the preamble.
“Party” has the meaning set forth in the preamble.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.

“Policy Loan Balance” means, with respect to any date of determination, the amount of contract loans in respect of the Reinsured Contracts, as of such date, as would be reflected in Line 6, column 1 of the “Assets” section of the Ceding Company’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2022), net of any unearned policy loan interest on such loans but including any due and accrued interest thereon.
“Premium Taxes” means all taxes assessed in respect of the Premiums under the Reinsured Contracts (other than the Assumed Reinsured Contracts) by any Governmental Authority.
“Premiums” means premiums, considerations, policy loan repayments, deposits and similar amounts collected by or on behalf of the Ceding Company in respect of the Reinsured Contracts other than the Assumed Reinsured Contracts.
“Producer” means any broker, insurance producer, agent, general agent, managing general agent, master broker agency, broker general agency, financial specialist or other Person, including any employee of the Ceding Company or its Affiliates, responsible for writing, marketing, producing, selling or soliciting Reinsured Contracts.
“Qualified Domestic Relations Order Contract” means an annuity contract issued by the Ceding Company pursuant to a qualified domestic relations order and which is funded by a portion of the account value of a policyholder under a Reinsured Contract.
“Quarterly Accounting Period” means each successive calendar quarter during the term of this Agreement or any fraction thereof, beginning at the Effective Time and ending on the Recapture Date or the date this Agreement is otherwise terminated in accordance with Article XII, as applicable.
“Quarterly Net Settlement” has the meaning set forth in Section 3.3(a).
“Quarterly Settlement Statement” has the meaning set forth in Section 3.3(a).
“Quota Share” means one hundred percent (100%).
“RBC Ratio” means, with respect to any U.S. domiciled insurance or reinsurance company, the percentage equal to (a) the quotient of the Total Adjusted Capital of such insurance or reinsurance company divided by the Company Action Level RBC, multiplied by (b) 100; provided, that any calculation of the RBC Ratio as of a calendar quarter-end other than the last day of a calendar year shall be based on such insurance company’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization.
“Recapture Date” has the meaning set forth in Section 12.3(b).
“Recapture Notice” has the meaning set forth in Section 12.3(a).
“Recapture Terminal Settlement” means the amount calculated in accordance with Schedule E.
“Recapture Triggering Event” means any of the following occurrences:
(a)the RBC Ratio of the Reinsurer or any Affiliate Retrocessionaire that assumes Reinsured Risks with respect to Reinsured Contracts that are in pre-payout status as of any calendar year-end is below [***]% and the Reinsurer or such Affiliate Retrocessionaire, as applicable, has not cured such shortfall as of the applicable Capital Reporting Deadline; provided that in the event that such Affiliate Retrocessionaire is not a U.S. domiciled insurance company, the foregoing RBC Ratios shall refer to equivalent capital adequacy ratios determined under the laws of such Affiliate Retrocessionaire’s jurisdiction of domicile as mutually agreed by the Parties;
(b)the RBC Ratio of the Reinsurer or any Affiliate Retrocessionaire that assumes Reinsured Risks with respect to Reinsured Contracts that are in pre-payout status is below [***]% for two consecutive calendar quarter-end dates, and the Reinsurer or such Affiliate Retrocessionaire, as applicable, has not cured such shortfall as of the applicable Capital Reporting Deadline; provided that in the event that such Affiliate Retrocessionaire is not a U.S. domiciled insurance company, the foregoing RBC Ratios shall refer to equivalent capital adequacy ratios determined under the laws of such Retrocessionaire’s jurisdiction of domicile as mutually agreed by the Parties;
(c)there has been a failure by the Reinsurer (i) to timely pay any undisputed Quarterly Net Settlement amounts in accordance with Section 3.3(a) in an aggregate amount that, when added to the aggregate amount that the Reinsurer has failed to fund in accordance with Section 6.4 that has not been cured, exceeds $[***], and the Reinsurer’s failure to pay undisputed Quarterly Net Settlements has not been cured within ten (10) calendar days after written notice thereof from the Ceding Company; or (ii)  to timely fund the Funds Withheld Account in accordance with Section 6.4 in an aggregate amount that, when added to the aggregate amount of undisputed amounts that the Reinsurer has failed to timely pay in accordance with Section 3.3(a) that has not been cured, exceeds $[***], and the Reinsurer’s failure to fund the Funds Withheld Account has not been cured within three (3) Business Days;
(d)a Reserve Credit Event has occurred and the Reinsurer has not remedied such event in accordance with the timelines in Article V; or
(e)the Reinsurer has been placed into liquidation, rehabilitation, conservation, supervision, receivership or similar proceedings (whether voluntary or involuntary), or there has been instituted against it proceedings for the appointment of a receiver, liquidator, rehabilitator, conservator, or trustee in bankruptcy, or other agent known by whatever name, to take possession of its assets or assume control of its operations.
“Reinsured Contracts” means (a) those variable annuity contracts and life insurance policies of the types described on Schedule C-1 and listed in the seriatim file set forth in Schedule D, in each case that is issued outside the State of New York prior to the applicable date set forth on Schedule C-1 and, with respect to any variable annuity contracts, are not in payout status as of the Effective Time, including all binders, slips, certificates, applications therefor, supplements, endorsements, settlement options and riders thereto issued or entered into in connection with such contracts; provided, that, Novated Contracts shall cease to be Reinsured Contracts upon novation in accordance with the terms of this Agreement; provided, however, at the Ceding Company’s election exercisable by written notice to the Reinsurer, the Ceding Company may, on a prospective basis, exclude from the Reinsured Contracts reinsured hereunder any Beneficiary Continuation Option Contracts or Qualified Domestic Relations Order Contracts and (b) those life insurance policies reinsured by the Ceding Company (as retrocessionaire) under the Assumed Retrocession Agreements, whether issued prior to, on or after the date hereof (the “Assumed Reinsured Contracts”).
“Reinsured Liabilities” means, collectively, the General Account Liabilities and the Separate Account Liabilities; provided, that in no event shall “Reinsured Liabilities” include any Ceding Company Extra-Contractual Obligations.

“Reinsured Risks” has the meaning set forth in Section 2.1.
“Reinsurer” has the meaning set forth in the preamble.
“Reinsurer Domiciliary State” means the State of Arizona, or, if the Reinsurer changes its domiciliary state to another state within the United States, such other state.
“Reinsurer Extra-Contractual Obligations” means all Extra-Contractual Obligations that arise out of or relate to (a) any act, error or omission taken by the Ceding Company or any of its Affiliates at the written direction or request or with the written consent of the Reinsurer; or (b) any act, error or omission taken by the Reinsurer or any of its Affiliates.
“Reinsurer Statutory Reserves” means, as of any date of determination, the aggregate statutory reserve (including unearned premium reserves and other premium accruals) amount for the General Account Liabilities ceded hereunder on a funds withheld basis calculated under the Reinsurer Domiciliary State SAP that would be applicable to the Reinsurer (as would be reflected on Line 1, column 1 of the Liabilities section and Exhibit 5 and Line 3, column 1 of the Liabilities section and Exhibit 7 of the Reinsurer’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Reinsurer’s Statutory Financial Statement subsequent to December 31, 2022)), as calculated as of such date (without giving effect to any retrocession by the Reinsurer of any Reinsured Risks); provided, however, that “Reinsurer Statutory Reserves” shall (a) exclude NI Modco Accounts Reserves and (b) include statutory reserves for the Reinsured Contracts that are annuity contracts in payout status.
“Representative” of a Person means the directors, officers, employees, advisors, agents, stockholders or other equity holders or investors, consultants, independent accountants, investment bankers, counsel or other representatives of such Person and of such Person’s Affiliates.
“Reserve Credit” means full statutory financial statement credit for the reinsurance ceded to the Reinsurer under this Agreement in the Ceding Company’s Statutory Financial Statements required to be filed by the Ceding Company with the Governmental Authority charged with supervision of insurance companies in the Ceding Company Domiciliary State.
“Reserve Credit Event” means any event that would cause the Ceding Company to not be permitted to receive Reserve Credit in the Ceding Company Domiciliary State.
“Reserve Credit Triggering Event” means that a Reserve Credit Event has occurred and is continuing as of the third (3rd) Business Day prior to the end of the calendar quarter during which such Reserve Credit Event occurred.
“Retrocessionaire” means any Person to whom the Reinsurer retrocedes any of the Reinsured Risks.
“SA Modco Accounts Adjustment” has the meaning set forth in Section 8.1.
“SAP” means, with respect to either Party, the statutory accounting principles prescribed or permitted by the Insurance Regulator for the jurisdiction in which such insurance company is domiciled consistently applied.
“Separate Account Assets” has the meaning set forth in Section 4.5(c).
“Separate Account Charges” has the meaning set forth in Section 3.2(c).

“Separate Account Liabilities” has the meaning set forth in Section 2.8.
“Separate Account Reserves” means, as of any date of determination, the aggregate amount of statutory reserves of the Ceding Company with respect to the Separate Account Liabilities (as would be described in Line 1, column 1 of the Liabilities section and Exhibit 3 of the Statutory Financial Statements related to Separate Accounts of the Ceding Company (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2022)), calculated in accordance with the Ceding Company Domiciliary State SAP.
“Separate Accounts” means the registered and unregistered insulated separate accounts of the Ceding Company applicable to the Reinsured Contracts. For the avoidance of doubt, the Separate Accounts do not include the NI Modco Accounts.
“Statutory Book Value” means, with respect to any asset held in the Funds Withheld Account or the NI Modco Accounts, the sum of (a) the amount permitted to be carried by the Ceding Company as an admitted asset consistent with SAP applicable to the Ceding Company, consistently applied, plus (b) accrued interest on such assets.
“Statutory Financial Statements” means, with respect to any Person, the annual and quarterly statutory financial statements of such Person filed with the Governmental Authority charged with supervision of such Person.
“Total Adjusted Capital” means, with respect to any U.S. domiciled insurance company, total adjusted capital as calculated in accordance with the applicable Laws of such insurance company’s domiciliary state.
“Transaction IMR Amount” means the amount of the IMR, calculated on an after-tax basis, that is created on the Closing Date as a direct result of the transfer of any investment assets by the Ceding Company to the Reinsurer pursuant to Section 3.1(b)(ii), determined in accordance with SAP applicable to the Ceding Company.
“Unamortized Adjusted Ceding Commission” means an amount determined by recalculating the amount of the Ceding Commission using the same methodologies used for determining the Ceding Commission, but (a) running the calculation as of the Recapture Date rather than the Effective Time and (b) limiting the calculation to the Reinsured Contracts that are the subject of recapture.
“Unamortized FWH IMR Amount” means, with respect to any date of determination, an amount equal to the portion of the FWH IMR Amount which remains unamortized as of such date, determined in accordance with SAP applicable to the Ceding Company.
“Unamortized NI Modco Accounts IMR Amount” means, with respect to any date of determination, an amount equal to the portion of the NI Modco Accounts IMR Amount which remains unamortized as of such date, determined in accordance with SAP applicable to the Ceding Company.
“Uncollected/Deferred Premiums” means, as of any date of determination, the sum of (i) uncollected premiums in the course of collection in respect of the Reinsured Contracts, as of such date, as would be reflected in Line 15.1, column 1 in the “Assets” section of the Ceding Company’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2022), plus (ii) deferred premiums booked but deferred and not yet due in respect of the Reinsured Contracts, as of such date, as would be reflected in Line 15.2, column 1 in the

“Assets” section of the Ceding Company’s Statutory Financial Statement (or the equivalent exhibits or lines in the event of changes to the Ceding Company’s Statutory Financial Statement subsequent to December 31, 2022).
“Variable Annuity Reinsured Contracts” means the Reinsured Contracts that are variable annuity contracts, whether in pre-payout or payout status.
Article II.

BASIS OF REINSURANCE AND BUSINESS REINSURED
Section 1.1.Coverage. Upon the terms and subject to the conditions and other provisions of this Agreement, as of the Effective Time, the Ceding Company hereby cedes to the Reinsurer, and the Reinsurer hereby agrees to reinsure and indemnify the Ceding Company (a)  on a coinsurance funds withheld basis for the Quota Share of the General Account Liabilities other than the NI Modco Accounts Liabilities and (b) on a modified coinsurance basis for the Quota Share of the Separate Account Liabilities and the NI Modco Accounts Liabilities, in each case, that have not been paid by the Ceding Company prior to the Effective Time (collectively, the “Reinsured Risks”). The reinsurance effective under this Agreement shall be maintained in force, without reduction, unless such reinsurance is terminated or recaptured as provided herein.
Section 1.2.Liability. Subject to the terms and conditions of this Agreement, the Reinsurer’s liability under this Agreement shall attach as of the Effective Time and the Reinsurer’s Liability under this Agreement shall be subject in all respects to the same terms, rates and conditions as the Ceding Company, and, to the same modifications, alterations and cancellations of the Reinsured Contracts as the Ceding Company, the true intent of this Agreement being that the Reinsurer shall, subject to the terms and conditions of this Agreement, follow the fortunes of the Ceding Company with respect to the Reinsured Liabilities.
Section 1.3.Indemnity Reinsurance. Unless and until an Assumed Retrocession Agreement is novated to the Reinsurer or another Affiliate of the Parties, the Ceding Company shall be and shall remain the only Party hereunder that is liable to the reinsured under such Assumed Retrocession Agreement. Unless and until a Reinsured Contract (other than an Assumed Reinsured Contract) becomes a Novated Contract, the Ceding Company shall be and shall remain the only Party hereunder that is liable to any insured, policyholder, claimant or beneficiary under such Reinsured Contract.
Section 1.4.Territory. The territorial limits of this Agreement shall be identical with those of the Reinsured Contracts.
Section 1.5.Reinstatements. If any Reinsured Contract that has lapsed is subsequently reinstated prior to the termination of this Agreement, the reinsurance for such Reinsured Contract under this Agreement shall be reinstated automatically. The Ceding Company shall pay the Reinsurer the Quota Share of all amounts received by the Ceding Company in connection with the reinstatement of such Reinsured Contract.
Section 1.6.Non-Guaranteed Elements. From and after the Closing Date, the Ceding Company shall retain the authority to set and establish all Non-Guaranteed Elements in respect of the Reinsured Contracts. The Ceding Company shall set and establish such Non-Guaranteed Elements in compliance with the terms of the Reinsured Contracts, applicable Law and Actuarial Standards of Practice promulgated by the Actuarial Standard Board governing redetermination of non-guaranteed charges. The Ceding Company shall give the Reinsurer prior written notice of any changes to Non-Guaranteed Elements. For the avoidance of doubt, this Section 2.6 shall not apply to the Assumed Reinsured Contracts.

Section 1.7.Retrocession.
(a)Except as set forth in Section 2.7(b), the Reinsurer may retrocede all or any of the Reinsured Risks to any Person without the consent of the Ceding Company. For the avoidance of doubt, no retrocession by the Reinsurer of any Reinsured Risks shall relieve the Reinsurer of any of its obligations under this Agreement.
(b)Notwithstanding anything in this Agreement to the contrary, without the prior written consent of the New York Department of Financial Services, the Reinsurer shall not retrocede any of the Reinsured Risks to any reinsurer that is licensed solely as a captive reinsurer in its jurisdiction of domicile so long as, and to the extent that, such retrocession is prohibited by the New York Department of Financial Services.
Section 1.8.Separate Accounts and NI Modco Accounts.
(a)Notwithstanding anything contained in this Agreement to the contrary, for each of the Reinsured Contracts that relate to the Separate Account Liabilities, the amount invested on a variable basis in accordance with the terms of such Reinsured Contracts shall be held by the Ceding Company in the Separate Accounts, and Premiums with respect to such Reinsured Contracts shall be deposited in the Separate Accounts to the extent required to be deposited therein by the terms of such Reinsured Contracts. From and after the Closing Date, the Ceding Company shall retain and own all assets contained in the Separate Accounts and shall hold the Separate Account Reserves with respect to the Reinsured Contracts that are funded, in whole or in part, by one or more of the Separate Accounts and such Separate Account Reserves shall be reported by the Ceding Company on its Separate Account balance sheets, consistent with the Ceding Company Domiciliary State SAP. For each Reinsured Contract that relates to the Separate Account Liabilities, the Reinsurer shall deposit, shall cause to be deposited, or shall transfer to the Ceding Company for deposit any additional amounts required to be deposited into the Separate Accounts after the Closing Date pursuant to the terms of the applicable Reinsured Contract, in each case, except to the extent that such amounts have been previously paid (or provided for) pursuant to the Quarterly Net Settlement, and all amounts to be paid with respect to surrenders, annuitization payments, death benefits, compensation, Separate Account Charges or any other amounts with respect to such Reinsured Contracts that by the terms of such Reinsured Contracts contemplate payment from the Separate Accounts (the “Separate Account Liabilities”) shall be paid out of the Separate Accounts to the extent so contemplated. For the avoidance of doubt, Separate Account Liabilities exclude any Ceding Company Extra-Contractual Obligations.
(b)The Ceding Company shall deposit all premiums in respect of the NI Modco Accounts Reinsured Contracts into the NI Modco Accounts and shall pay all General Account Liabilities with respect to such NI Modco Accounts Reinsured Contracts from the NI Modco Accounts.
Section 1.9.Existing Reinsurance.
(a)From and after the Effective Time, except as otherwise required to comply with applicable Law, the Ceding Company shall not voluntarily amend, terminate or recapture any Existing Reinsurance Agreement or enter into any new reinsurance agreement that would constitute an Existing Reinsurance Agreement with respect to any of the Reinsured Contracts without the Reinsurer’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed.
(b)Any Liabilities ceded under the terms of any Existing Reinsurance Agreement, as shall be terminated or recaptured or as may be reduced or altered to reflect any amendment of such Existing Reinsurance Agreement, shall be ceded hereunder to the Reinsurer without any further action, subject to the receipt by the Reinsurer of any reinsurance recoveries resulting from any such termination or recapture, including any reserve transfer or similar transfer or settlement amount, received by the Ceding Company from the applicable reinsurer and any amounts released to the Ceding Company from funds withheld accounts, modified coinsurance accounts or otherwise. The Reinsurer shall pay the applicable portion of any resulting special transfer or recapture fee incurred by the Ceding Company as provided for under the terms of the recapture or termination agreements or instruments for such Existing Reinsurance Agreements.
Article III.

PAYMENTS; ADDITIONAL CONSIDERATION
Section 1.1.Initial Reinsurance Premium.
(a)As initial consideration for the Reinsurer entering into this Agreement (the “Initial Premium”), the Reinsurer shall be entitled to an amount equal to the sum of:
(i)100% of the Ceding Company Statutory Reserves to the extent proscribed by New York Regulation 213 or New York Regulation 147, as applicable, as of the Effective Time, [***]
(ii)[***], plus
(iii)the FWH Existing IMR Amount, plus
(iv)the Transaction IMR Amount, minus
(v)the Policy Loan Balance as of the Effective Time, minus
(vi)the amount of Uncollected/Deferred Premiums as of the Effective Time.
(b)On the Closing Date, the Ceding Company shall (i) deposit into or otherwise allocate to the Funds Withheld Account, cash and Eligible Assets that have a Statutory Book Value as of the end of the Business Day immediately prior to the Closing Date equal to the Ceding Company’s estimate of the FWH Required Balance as of the Effective Time (the “Estimated Initial FWH Required Balance”) and (ii) transfer to the Reinsurer cash and investment assets reasonably acceptable to the Reinsurer having an aggregate Fair Market Value equal to the amount by which (A) the Ceding Company’s estimate of the Initial Premium (the “Estimated Initial Premium”) exceeds (B) the sum of (x) the Estimated Initial FWH Required Balance, plus (y) the amount of any excess assets the Reinsurer elects to retain in the Funds Withheld Account pursuant to Section 6.3. In addition, the Ceding Company shall at all times allocate to the Funds Withheld Account the outstanding policy loans on the Reinsured Contracts.
(c)On the Closing Date, the Ceding Company shall deposit into or otherwise allocate to the NI Modco Accounts, cash and Eligible Assets that have a Statutory Book Value as of the end of the Business Day immediately prior to the Closing Date equal to the Ceding Company’s estimate of the NI Modco Accounts Required Balance as of the Effective Time (the “Estimated Initial NI Modco Accounts Required Balance”).
(d)On the Closing Date, the Parties will record on their respective books and records an initial modco reserve adjustment equal to the Separate Account Liabilities as of the Effective Time.

(e)No later than ninety (90) days following the Closing Date, the Ceding Company and the Reinsurer shall agree on the actual calculation of the Initial Premium and the FWH Required Balance as of the Effective Time (the “Initial FWH Required Balance”), and make any necessary adjustments to the Funds Withheld Account and the payment to the Reinsurer pursuant to Section 3.1(b)(ii) to reflect any difference between the Parties’ calculation of the (i) Estimated Initial FWH Required Balance and the Initial FWH Required Balance (but only to the extent such difference has not been addressed pursuant to Section 6.4) and (ii) the Estimated Initial Premium and the actual Initial Premium.
(f)No later than ninety (90) days following the Closing Date, the Ceding Company and the Reinsurer shall agree on the actual calculation of the NI Modco Accounts Required Balance as of the Effective Time (the “Initial NI Modco Accounts Required Balance”), and make any necessary adjustments to the NI Modco Accounts to reflect any difference between the Parties’ calculation of the Estimated Initial NI Modco Accounts Required Balance and the Initial NI Modco Accounts Required Balance (but only to the extent such difference has not been addressed pursuant to Section 7.3).
Section 1.2.Additional Consideration. As additional consideration for the Reinsurer entering into this Agreement, the Reinsurer shall be entitled to the Quota Share of (a) with respect to the Assumed Reinsured Contracts, all amounts collected by the Ceding Company under the Assumed Retrocession Agreements and (b) with respect to all other Reinsured Contracts, the following amounts received at or after the Effective Time by the Ceding Company (collectively, the “Additional Consideration”):
(a)Premiums;
(b)(i) mortality and expense risk charges, administrative expense charges, rider charges, contract maintenance charges, back-end sales loads, surrender charges and other considerations billed separately for the Reinsured Contracts collected or collectible by the Ceding Company, and any other charges, fees, and similar amounts received or receivable by the Ceding Company from the Separate Accounts with respect to the Reinsured Contracts, and (ii) all other amounts that are transferrable between the Separate Accounts and the general account of the Ceding Company in respect of the Reinsured Contracts; and
(c) (i) all revenue sharing fees, service fees, distribution fees and other amounts received by the Ceding Company from or in respect of any mutual fund organization’s mutual funds as funding vehicles to the extent attributable to the Reinsured Contracts, including amounts received pursuant to a plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, and (ii) all other amounts received by the Ceding Company with respect to the Reinsured Contracts (other than with respect to Ceding Company Extra-Contractual Obligations) (amounts in clauses (i) and (ii), collectively, the “Separate Account Charges”).
Section 1.3.Net Settlement.
(a)During the term of this Agreement, a settlement amount between the Ceding Company (including on behalf of NI Modco Accounts and the Separate Accounts) and the Reinsurer as of the last day of each Quarterly Accounting Period (the “Quarterly Net Settlement”) shall be calculated by the Ceding Company, and a statement setting forth details of such calculation (the “Quarterly Settlement Statement”) in the form attached as Exhibit 1 or as otherwise agreed between the Parties shall be delivered by the Ceding Company to the Reinsurer no later than twenty (20) Business Days following the end of such Quarterly Accounting Period. If the amount of the Quarterly Net Settlement for such Quarterly Accounting Period is positive, the Ceding Company (including on behalf of NI Modco Accounts and the Separate Accounts)

shall pay such amount in cash to the Reinsurer within five (5) Business Days of its delivery of the final Quarterly Settlement Statement for such period to the Reinsurer. If the amount of the Quarterly Net Settlement for such Quarterly Accounting Period is negative, the Reinsurer shall pay the absolute value of such amount in cash to the Ceding Company within five (5) Business Days of its receipt of the final Quarterly Settlement Statement for such period. At any time, the Ceding Company and the Reinsurer may agree to implement more frequent net settlements under this Agreement without any further action by the Parties.
(b)The Quarterly Net Settlement with respect to each of (i) the NI Modco Accounts Reinsured Contracts and (ii) all other Reinsured Contracts for any Quarterly Accounting Period shall be an amount equal to the following, as applicable:
(i)the Quota Share of the Additional Consideration in respect of the Reinsured Contracts received by the Ceding Company during such Quarterly Accounting Period; minus
(ii)the Quota Share of the Reinsured Liabilities in respect of the Reinsured Contracts paid by the Ceding Company during such Quarterly Accounting Period; minus
(iii)the Expense Allowances in respect of the Reinsured Contracts for such Quarterly Accounting Period; plus
(iv)the NI Modco Accounts Reserve Adjustment for such Quarterly Accounting Period as described in Section 7.2; plus
(v)the SA Modco Accounts Adjustment with respect to such Quarterly Accounting Period as described in Section 8.1.
(c)In addition, following the settlement of the Quarterly Net Settlement for each Quarterly Accounting Period pursuant to Section 3.3(a), the Funds Withheld Reserves Adjustment with respect to each Quarterly Accounting Period shall also be paid in accordance with Section 6.4.
Section 1.4.Delayed Payments. If there is a delayed settlement of any payment due hereunder, interest will accrue on such overdue payment at the Interest Rate until settlement is made. For purposes of this Section 3.4, a payment will be considered overdue, and such interest will begin to accrue, on the first day immediately following the date such payment is due. For greater clarity, a payment shall be deemed to be due hereunder on the last date on which such payment may be timely made under the applicable provision.
Section 1.5.Defenses. The Reinsurer accepts, reinsures and assumes the Reinsured Risks subject to any and all defenses, set-offs and counterclaims to which the Ceding Company would be entitled with respect to the Reinsured Risks, it being expressly understood and agreed to by the Parties hereto that no such defenses, set-offs, or counterclaims are or shall be waived by the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and that the Reinsurer is and shall be fully subrogated in and to all such defenses, set-offs and counterclaims.
Section 1.6.Offset. Except as otherwise provided under applicable Law, any undisputed debits or credits incurred between the Parties on and after the Effective Time in favor of or against either the Ceding Company or the Reinsurer with respect to this Agreement are deemed mutual debits or credits, as the case may be, and shall be set off or recouped, and only the net balance shall be allowed or paid. In the event of any liquidation, insolvency, rehabilitation, conservatorship or comparable proceeding by or against the Ceding Company or the Reinsurer, the rights of offset and recoupment set forth in this Section 3.6 shall apply to the fullest extent permitted by applicable Law.
Section 1.7.Premium Taxes. For each Quarterly Accounting Period, the Parties shall cooperate and provide the other with information regarding Premium Taxes which is reasonably necessary to calculate the Quarterly Net Settlement.
Section 1.8.Reports from the Reinsurer.
(a)Each calendar quarter, the Reinsurer shall provide to the Ceding Company, by the relevant Capital Reporting Deadline, a calculation of the RBC Ratio of the Reinsurer as of the last day of the immediately preceding calendar quarter, (x) with respect to quarters other than the last quarter of a calendar year, based on the Reinsurer’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization and (y) with respect to the last quarter of a calendar year, as calculated by the Reinsurer. In addition, if the RBC Ratio of the Reinsurer as of any calendar quarter-end is below the amount described in clause (a) or clause (b), as applicable, of the definition of “FMV Triggering Event” herein and has been cured, the Reinsurer shall provide to the Ceding Company evidence that such shortfall has been cured by the applicable Capital Reporting Deadline. Each such calculation shall include reasonable supporting detail with respect to such calculation.
(b)Each calendar quarter, the Reinsurer shall cause each Affiliate Retrocessionaire to provide to the Ceding Company, by the relevant Capital Reporting Deadline, a calculation of the RBC Ratio of such Affiliate Retrocessionaire (or equivalent capital adequacy ratio of such Affiliate Retrocessionaire as mutually agreed by the Parties) as of the last day of the immediately preceding calendar quarter, (x) with respect to quarters other than the last quarter of a calendar year, based on the Affiliate Retrocessionaire’s good faith estimate using, to the extent any factors are not reasonably available, amounts based on reasonable estimation and annualization and (y) with respect to the last quarter of a calendar year, as calculated by the Affiliate Retrocessionaire. In addition, if the RBC Ratio of any Affiliate Retrocessionaire as of any calendar quarter-end is below the amount described in clause (a) or clause (b), as applicable, of the definition of “FMV Triggering Event” herein and has been cured, the Reinsurer shall provide to the Ceding Company evidence that such shortfall has been cured by the applicable Capital Reporting Deadline. Each such calculation shall include reasonable supporting detail with respect to such calculation.
(c)The Reinsurer shall provide written notice to the Ceding Company of the occurrence of any FMV Triggering Event or Recapture Triggering Event within two (2) Business Days after it becomes aware of such occurrence. In addition, the Reinsurer shall cooperate fully with the Ceding Company and promptly respond to the Ceding Company’s reasonable inquiries from time to time concerning the determination of whether a FMV Triggering Event or Recapture Triggering Event has occurred or is likely to occur.
(d)At the Ceding Company’s request, the Reinsurer shall provide to the Ceding Company (i) a copy of the Reinsurer’s annual and quarterly Statutory Financial Statement and a copy of its annual audited Statutory Financial Statements, along with the audit report thereon and (ii) for each Affiliate Retrocessionaire to which the Reinsurer retrocedes any portion of the Reinsured Risks, a copy of the annual and quarterly Statutory Financial Statements and a copy of the annual audited Statutory Financial Statements of such Affiliate Retrocessionaires, along with the audit report thereon (or comparable financial statements if the Affiliate Retrocessionaire is a non-U.S. insurer).

(e)At the Ceding Company’s reasonable request, the Reinsurer shall meet with the Ceding Company and its Representatives upon reasonable notice and during business hours and for a reasonable period of time (but no more than once per calendar quarter in the absence of the continuation of a FMV Triggering Event), and, subject to applicable Law, will provide to the Ceding Company additional financial and operational materials, as well as access to the Reinsurer’s senior financial officers, provided such access shall not unreasonably interfere with the conduct of the business of the Reinsurer, designed to provide to the Ceding Company a comprehensive perspective on (i) the Reinsurer’s or any Affiliate Retrocessionaire’s then-current financial condition and continuing creditworthiness, and (ii) the Reinsurer’s risk management policy. Nothing herein shall (x) require the Reinsurer to disclose any information to the Ceding Company or its Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law or any contract (including any confidentiality agreement to which the Reinsurer or any of its Affiliates is a party); it being understood that the Reinsurer shall use its reasonable best efforts to enable such information to be furnished or made available to the Ceding Company or its Representatives without so jeopardizing privilege or contravening such applicable Law (including redacting information or entering into joint defense agreements with the Ceding Company on mutually agreeable terms) or (y) require the Reinsurer to disclose its Tax records or any personnel or related records (except with respect to Premium Taxes and other Taxes expressly covered by this Agreement).
(f)For purposes of any report or other item required to be delivered during the continuation of a FMV Triggering Event, such report or other items shall also be required to be delivered during the continuation of a Recapture Triggering Event.

Article IV.
ADMINISTRATION
Section 1.1.Administration.
(a)Subject to Section 4.1(c), the Ceding Company shall remain responsible for the administration of the Reinsured Contracts, the Assumed Retrocession Agreements and the Existing Reinsurance Agreements. The Ceding Company may subcontract or assign such responsibility so long as the Ceding Company remains liable to the Reinsurer for the acts of any such subcontractor or assignee as if the Ceding Company was performing such administration itself. A subcontractor or assignee can either be an Affiliate of the Ceding Company or a third party.
(b)The Ceding Company shall have full authority to determine liability on any Reinsured Liabilities reinsured hereunder and may pay or settle such liabilities as it deems appropriate.
(c)Upon the novation of any Reinsured Contract or an Assumed Retrocession Agreement in accordance with Section 4.5, the Ceding Company shall cease to have any responsibility to administer such Novated Contract or Assumed Retrocession Agreement, and the applicable Novating Reinsurer shall assume responsibility for such administration.
Section 1.2.Performance Standards. The Ceding Company shall administer, or shall cause to be administered, the Reinsured Contracts (i)  with the skill, diligence and expertise that would reasonably be expected from experienced and qualified personnel performing such duties in like circumstances; (ii) using a standard of care and policies and procedures generally that are, in the aggregate, at least as stringent as that employed by the Ceding Company to administer its other similar businesses, and (iii) in all material respects in accordance with the terms and conditions of the Reinsured Contracts and applicable Laws.
Section 1.3.Administrative Expense Allowance. For each Quarterly Accounting Period, the Reinsurer shall pay to the Ceding Company an amount equal to the Expense Allowances for such Quarterly Accounting Period in consideration for the administration of the Reinsured Contracts. Such amount shall be paid as part of the Quarterly Net Settlements pursuant to Section 3.3(a).
Section 1.4.Books and Records and Access. Each of the Ceding Company and the Reinsurer shall maintain its respective Books and Records relating to the Reinsured Contracts. During the term of this Agreement, upon any reasonable request from the Reinsurer or its Representatives, the Ceding Company shall (i) provide to the Reinsurer and its Representatives reasonable access during normal business hours to the Ceding Company’s Books and Records pertaining to the Reinsured Contracts, the Reinsured Liabilities, this Agreement or the Reinsurer’s rights hereunder, provided such access shall not unreasonably interfere with the conduct of the business of the Ceding Company, (ii) permit the Reinsurer and its Representatives to inspect, photocopy and audit copies of such Books and Records at their own cost, including as pertains to the payment of Reinsured Liabilities and the administration of the Reinsured Contracts and (iii) make available to the Reinsurer its personnel knowledgeable with respect thereto to facilitate such inspection and audit. In furtherance of the foregoing, at the Reinsurer’s reasonable request, the Ceding Company shall meet with the Reinsurer and its Representatives upon reasonable notice and during business hours and for a reasonable period of time (but no more than once per calendar quarter) to discuss the Ceding Company’s administration of the Reinsured Contracts. Nothing herein shall (x) require the Ceding Company to disclose any information to the Reinsurer or its Representatives if such disclosure would jeopardize any attorney-client privilege, the work product immunity or any other legal privilege or similar doctrine or contravene any applicable Law or any contract (including any confidentiality agreement to which the Ceding Company or any of its Affiliates is a party); it being understood that the Ceding Company shall use its reasonable best efforts to enable such information to be furnished or made available to the Reinsurer or its Representatives without so jeopardizing privilege or contravening such applicable Law (including redacting information or entering into joint defense agreements with the Reinsurer on mutually agreeable terms) or (y) require the Ceding Company to disclose its tax records or any personnel or related records (except with respect to Premium Taxes and other taxes expressly covered by this Agreement).
Section 1.5.Novation.
(a)Following the date hereof but no later than three years from the date hereof, the Parties shall use reasonable best efforts to obtain all required approvals from and make all required filings with all Governmental Authorities and policyholders to effectuate a novation of those Reinsured Contracts selected by the Parties and agreed to by the New York Department of Financial Services (other than the Assumed Reinsured Contracts) to the Reinsurer or another Affiliate of the Parties (as applicable, the “Novating Reinsurer”). The Parties shall, and shall cause the Novating Reinsurer to, use their commercially reasonable efforts to (i) submit a proposed Assumption Reinsurance Agreement to the domiciliary state insurance departments of the applicable parties in 2023 or as soon thereafter as reasonably practicable, with subsequent filings to all other states as soon as reasonably practicable following receipt of approvals from the domiciliary states and (ii) complete the provision of initial notice of the proposed novation to all relevant policyholders of Reinsured Contracts subject to the novation process by the third anniversary of the date of this Agreement.
(b)Following the date hereof but no later than three years from the date hereof, the Parties shall use reasonable best efforts to novate each of the Assumed Retrocession Agreements to a Novating Reinsurer.

(c)In connection with each novation of a Reinsured Contract or Assumed Retrocession Agreement, subject to the Reinsurer’s election to retain excess assets in the Funds Withheld Account pursuant to Section 6.3, the Ceding Company shall transfer to the Novating Reinsurer, from funds in the Funds Withheld Account or the NI Modco Accounts, as applicable, cash and/or Eligible Assets selected by the Reinsurer having an aggregate Statutory Book Value equal to the calculation of the Funds Withheld Account Balance or NI Modco Accounts Balance, as applicable, but calculated solely with respect to such Novated Contracts or Assumed Retrocession Agreement, as applicable, as of the effective time of the novation. In addition, the Ceding Company shall transfer to the Novating Reinsurer all of its right, title and interest in and to the Policy Loan Balances with respect to such Novated Contacts or Assumed Retrocession Agreements, as applicable, as of the effective time of the novation through accounting transfers and other assets, if any, held by the Ceding Company that are attributable to such Novated Contracts or Assumed Retrocession Agreements, as applicable. Following the payments described in this Section 4.5(c), the FWH Required Balance and the NI Modco Accounts Required Balance, as applicable, will be adjusted to reflect the novation of the applicable Reinsured Contracts and Assumed Retrocession Agreements and the removal of such contracts and agreements from coverage under this Agreement.
(d)In connection with each novation of a Reinsured Contract, on the date during which the applicable effective time of novation for such Novated Contracts occurs, the Ceding Company shall transfer to the Novating Reinsurer all of its right, title and interest in and to any and all cash and assets allocable to the applicable Novated Contracts standing to the credit of the Separate Accounts (the “Separate Account Assets”) by transferring such Separate Account Assets into corresponding separate accounts of the Novating Reinsurer (the “Novating Reinsurer Separate Accounts”). Fund shares attributable to each Novated Contract held by the Separate Accounts shall be transferred from the applicable Separate Account to the applicable Novating Reinsurer Separate Account as of the close of the Business Day on the date during which the effective time of novation for such Novated Contracts occurs or as of the close of the next Business Day if the effective time of novation occurs on a non-Business Day. Such transfers of Fund shares shall be made in accordance with the terms of each applicable Fund participation agreement and applicable Law. The Parties will use commercially reasonable efforts to effect such transfer by book entry on the shareholder records of each applicable Fund.
Article V.

LICENSES; RESERVE CREDIT
Section 1.1.Licenses; Reserve Credit. At all times during the term of this Agreement, the Reinsurer shall (a) use its reasonable best efforts to hold and maintain its reciprocal jurisdiction status in the Ceding Company Domiciliary State and (b) take all other actions necessary so that the Ceding Company may receive Reserve Credit. Should the Reinsurer fail to maintain such status, the Reinsurer shall, at its own expense, take all steps necessary so as to permit the Ceding Company to obtain Reserve Credit no later than the third (3rd) Business Day prior to the end of the calendar quarter during which such event occurred.
Article VI.

FUNDS WITHHELD ACCOUNT
Section 1.1.Funds Withheld Account.
(a)On the Closing Date, the Ceding Company shall establish on its books and records a funds withheld account (the “Funds Withheld Account”) and transfer to or otherwise allocate to the Funds Withheld Account the assets described in Section 3.1(b)(i), and thereafter, shall maintain the Funds Withheld Account with Eligible Assets having a Statutory Book Value equal to the FWH Required Balance determined as often as agreed by the Parties but no less frequently than quarterly in accordance with this Agreement. The Ceding Company will retain, control and own all assets in the Funds Withheld Account. The Parties agree that the retention of the assets in the Funds Withheld Account by the Ceding Company in the Funds Withheld Account is not intended in any way to diminish or dilute the investment risk transferred to the Reinsurer through the calculation of the investment results of the assets in the Funds Withheld Account. The Ceding Company shall record the Funds Withheld Account Balance on its statutory financial statements as a payable to the Reinsurer. All investment income (including interest and principal payments, dividends, income on Hedges and realized gains from sales) received on assets held in the Funds Withheld Account shall be deposited and maintained in Eligible Assets in the Funds Withheld Account, thereby increasing the Funds Withheld Account Balance. In addition, the calculation of the Statutory Book Value of equity securities and Hedges held in the Funds Withheld Account shall include unrealized gains and losses on such equity securities and Hedges.
(b)The Ceding Company shall cause the investment results of the assets in the Funds Withheld Account to be determined independently of the investment results of the Ceding Company’s other assets, including the assets of any other segregated account.
Section 1.2.Withdrawals from the Funds Withheld Account. The Ceding Company and the Reinsurer agree that the assets maintained in the Funds Withheld Account may be withdrawn by the Ceding Company at any time, notwithstanding any other provisions of this Agreement, and shall be utilized and applied by the Ceding Company or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company, without diminution because of insolvency on the part of the Ceding Company or Reinsurer only for the following purposes:
(i)to reimburse the Ceding Company for the Reinsurer’s share of premiums returned to the owners of the Reinsured Contracts on account of cancellations of such Reinsured Contracts;
(ii)to reimburse the Ceding Company for the Reinsurer’s share of surrenders and benefits or losses paid by the Ceding Company pursuant to the provisions of the Reinsured Contracts;
(iii)to reimburse the Ceding Company for any expenses incurred by the Ceding Company in managing the assets in the Funds Withheld Account in accordance with Section 6.6;
(iv)to pay General Account Liabilities other than with respect to NI Modco Accounts Reinsured Contracts;
(v)to fund or reimburse the Ceding Company for the settling of trades or other direct acquisition costs incurred by the Ceding Company in respect of the Hedges;
(vi)to fund scheduled payments, interest on cash collateral received from Hedge counterparties, if any, and any other payment obligations under the Hedges; and
(vii)to pay any other amounts the Ceding Company claims are due under this Agreement.

The Ceding Company shall return to the Funds Withheld Account within five (5) Business Days of withdrawal, assets withdrawn in excess of all amounts permitted under this Section 6.2. Any excess amount shall at all times be held by the Ceding Company (or any successor by operation of law of the Ceding Company, including any liquidator, rehabilitator, receiver or conservator of the Ceding Company) for the benefit of the Reinsurer and be maintained for the sole purpose of funding the payments and reimbursements described in this Section 6.2.
Section 1.3.Calculation of Funds Withheld Reserves Adjustment. As of the end of each Quarterly Accounting Period, the Ceding Company will determine the amount of the Funds Withheld Reserves Adjustment, which adjustment shall be calculated as (a) minus (b) (the “Funds Withheld Reserves Adjustment”), which amount shall be reported as a component of the Quarterly Settlement Statement, where:
(a)equals the FWH Required Balance as of the end of the Quarterly Accounting Period; and
(b)equals the Statutory Book Value of the Eligible Assets on deposit in or otherwise allocated to the Funds Withheld Account at the end of the Quarterly Accounting Period;
provided, that at any time and from time to time, upon notice to the Ceding Company, the Reinsurer could elect to retain excess assets in the Funds Withheld Account. In such event, the Funds Withheld Reserve Adjustment will be adjusted by the amount of excess assets that the Reinsurer has elected to retain in the Funds Withheld Account until such time as the Reinsurer elects to withdraw such excess assets or change the amount of excess assets it elects to retain in the Funds Withheld Account. For the avoidance of doubt, the Funds Withheld Reserves Adjustment may be positive or negative. When calculating the Statutory Book Value of Eligible Assets on deposit or otherwise allocated to the Funds Withheld Account, (i) any cash withdrawn from the Funds Withheld Account to satisfy collateral requirements contemplated in Section 9.1(b) shall continue to be included in the calculation as an asset of the Funds Withheld Account and (ii) the Fair Market Value of the Hedges shall be included in the calculation.
Section 1.4.Funds Withheld Reserves Adjustment. Within five (5) Business Days following the Ceding Company’s delivery of each Quarterly Settlement Statement, the Funds Withheld Reserves Adjustment in respect of the applicable Quarterly Accounting Period shall be paid as follows:
(a)if the Funds Withheld Reserves Adjustment as shown on the Quarterly Settlement Statement is a positive amount, (A) the Reinsurer shall deliver cash or Eligible Assets with a Fair Market Value equal to the Funds Withheld Reserves Adjustment to the Funds Withheld Account or to the Ceding Company and (B) if delivered to the Ceding Company, the Ceding Company shall promptly deposit such cash or Eligible Assets into the Funds Withheld Account; and
(b)if the Funds Withheld Reserves Adjustment as shown on the Quarterly Settlement Statement is a negative amount, the Ceding Company shall withdraw from the Funds Withheld Account cash or, at the direction of Reinsurer, Eligible Assets with a Statutory Book Value equal to the absolute value of such Funds Withheld Reserves Adjustment and deliver such cash or assets to the Reinsurer, subject to the Reinsurer’s election to retain excess assets in the Funds Withheld Account pursuant to Section 6.3.
Section 1.5.Funds Withheld Account Eligible Assets. The assets that may be held in the Funds Withheld Account shall consist of cash or investments of the type consistent with the requirements for authorized investments and admitted assets under the insurance laws of the Ceding

Company Domiciliary State; provided, that at all times, (a) each such investment that is a security is issued by an institution that is not the parent, subsidiary or Affiliate of either the Reinsurer or the Ceding Company and (b) such investments, together with the Eligible Assets in the NI Modco Accounts, comply with the Investment Guidelines set forth in Schedule B (the assets meeting the requirements of this sentence being the “Eligible Assets”).
Section 1.6.Funds Withheld Account Investment Management.
(a)The Ceding Company shall manage, or shall cause to be managed, the assets in the Funds Withheld Account. All investment expenses of the Ceding Company in managing such assets shall be paid by the Reinsurer either directly by the Reinsurer or by the Ceding Company’s withdrawal of such expenses from the Funds Withheld Account. The Ceding Company shall only allocate such investment expenses to the Reinsurer to the extent such expenses relate directly to the assets in the Funds Withheld Account.
(b)The Ceding Company and the Reinsurer shall cooperate reasonably to give effect to any proposal by the Reinsurer to substitute one or more assets in the Funds Withheld Account for one or more Eligible Assets owned by the Reinsurer, having the same or higher Fair Market Value as such substituted assets. In addition, the Ceding Company and the Reinsurer shall cooperate reasonably to give effect to any proposal by the Reinsurer or the Ceding Company to substitute one or more assets in the Funds Withheld Account for one or more Eligible Assets owned by the Ceding Company outside of the Funds Withheld Account having the same or higher Statutory Book Value as such substituted assets and a Fair Market Value at least equal to [***]% of such substituted assets. [***]
(c)In furtherance of the Ceding Company’s investment management of the assets in the Funds Withheld Account, the Ceding Company shall be permitted to pledge assets in the Funds Withheld Account to satisfy collateral obligations under Federal Home Loan Bank funding agreements or similar borrowing agreements entered into by the Ceding Company, provided that all net profits and losses of the Ceding Company from the use of such borrowed funds shall inure to the benefit of the Funds Withheld Account. In addition, all interest and other income received in respect of such collateral shall be deposited into the Funds Withheld Account.
Article VII.

NI MODCO ACCOUNTS
Section 1.1.NI Modco Accounts.
(a)From and after the Closing Date, the Ceding Company shall maintain the NI Modco Accounts with Eligible Assets having a Statutory Book Value equal to the NI Modco Accounts Required Balance determined as often as agreed by the Parties but no less frequently than quarterly in accordance with this Agreement. The Ceding Company will retain, control and own all assets in the NI Modco Accounts. The Parties agree that the retention of the assets in the NI Modco Accounts by the Ceding Company in the NI Modco Accounts is not intended in any way to diminish or dilute the investment risk transferred to the Reinsurer through the calculation of the investment results of the assets in the NI Modco Accounts. All investment income (including interest and principal payments, dividends, income on Hedges and realized gains from sales) received on assets held in the NI Modco Accounts shall be deposited and maintained in Eligible Assets in the NI Modco Accounts, thereby increasing the NI Modco Accounts Balance. In addition, the calculation of the Statutory Book Value of equity securities and Hedges held in the NI Modco Accounts shall include unrealized gains and losses on such equity securities and Hedges.

(b)The Ceding Company shall cause the investment results of the assets in the NI Modco Accounts to be determined independently of the investment results of the Ceding Company’s other assets, including the assets of any other segregated account.
Section 1.2.Calculation of NI Modco Accounts Reserves Adjustment. As of the end of each Quarterly Accounting Period, the Ceding Company will determine the amount of the NI Modco Accounts Reserves Adjustment, which adjustment shall be calculated as (a) minus (b) plus (c) (the “NI Modco Accounts Reserves Adjustment”), which amount shall be reported as a component of the Quarterly Settlement Statement, where:
(a)
(a)equals the NI Modco Accounts Required Balance as of the end of the prior Quarterly Accounting Period to which the Quarterly Settlement Statement relates; and
(b)equals the NI Modco Accounts Required Balance as of the end of the Quarterly Accounting Period to which the Quarterly Settlement Statement relates; and
(c)equals the sum of all investment income (loss) in respect of assets in the NI Modco Accounts for such Quarterly Accounting Period;
provided, that at any time and from time to time, upon notice to the Ceding Company, the Reinsurer could elect to retain excess assets in the NI Modco Accounts. In such event, the NI Modco Accounts Reserve Adjustment will be adjusted by the amount of excess assets that the Reinsurer has elected to retain in the NI Modco Accounts until such time as the Reinsurer elects to withdraw such excess assets or change the amount of excess assets it elects to retain in the NI Modco Accounts. For the avoidance of doubt, the NI Modco Accounts Reserves Adjustment may be positive or negative. When calculating the Statutory Book Value of Eligible Assets on deposit or otherwise allocated to the NI Modco Accounts, (i) any cash withdrawn from the NI Modco Accounts to satisfy collateral requirements contemplated in Section 9.1(b) shall continue to be included in the calculation as an asset of the NI Modco Accounts and (ii) without duplication of the Fair Market Value of Hedges included in the calculation of the Funds Withheld Account Balance, the Fair Market Value of the Hedges shall be included in the calculation.
Section 1.3.NI Modco Accounts Reserves Adjustment. The NI Modco Accounts Reserves Adjustment in respect of each Quarterly Accounting Period shall be settled in accordance with Section 3.3.
Section 1.4.NI Modco Accounts Eligible Assets. The assets that may be held in the NI Modco Accounts shall consist of Eligible Assets.
Section 1.5.NI Modco Accounts Investment Management.
(a)The Ceding Company shall manage, or shall cause to be managed, the assets in the NI Modco Accounts. All investment expenses of the Ceding Company in managing such assets shall be paid by the Reinsurer either directly by the Reinsurer or by the Ceding Company’s withdrawal of such expenses from the NI Modco Accounts. The Ceding Company shall only allocate such investment expenses to the Reinsurer to the extent such expenses relate directly to the assets in the NI Modco Accounts.
(b)The Ceding Company and the Reinsurer shall cooperate reasonably to give effect to any proposal by the Reinsurer to substitute one or more assets in the NI Modco Accounts for one or more Eligible Assets owned by the Reinsurer, having the same or higher

Fair Market Value as such substituted assets. In addition, the Ceding Company and the Reinsurer shall cooperate reasonably to give effect to any proposal by the Reinsurer or the Ceding Company to (i) substitute one or more assets in the NI Modco Accounts for one or more Eligible Assets owned by the Ceding Company outside of the NI Modco Accounts and the Funds Withheld Account having the same or higher Statutory Book Value as such substituted assets and a Fair Market Value at least equal to [***]% of such substituted assets or (ii) substitute one or more assets in the NI Modco Accounts for one or more Eligible Assets owned by the Ceding Company in the Funds Withheld Account having the same or higher Statutory Book Value as such substituted assets.
(c)In furtherance of the Ceding Company’s investment management of the assets in the NI Modco Accounts, the Ceding Company shall be permitted to pledge assets in the NI Modco Accounts to satisfy collateral obligations under Federal Home Loan Bank funding agreements or similar borrowing agreements entered into by the Ceding Company, provided that all net profits and losses of the Ceding Company from the use of such borrowed funds shall inure to the benefit of the NI Modco Accounts. In addition, all interest and other income received in respect of such collateral shall be deposited into the NI Modco Accounts.
Article VIII.

SA MODCO ACCOUNTS
Section 1.1.Calculation of SA Modco Accounts Adjustment. As of the end of each Quarterly Accounting Period, the Ceding Company will determine the amount of the SA Modco Accounts Adjustment, which adjustment shall be calculated as (a) minus (b) plus (c) (the “SA Modco Accounts Adjustment”), which amount shall be reported as a component of the Quarterly Settlement Statement, where:
(a)equals the Separate Account Liabilities as of the end of the prior Quarterly Accounting Period to which the Quarterly Settlement Statement relates; and
(b)equals the Separate Account Liabilities as of the end of the Quarterly Accounting Period to which the Quarterly Settlement Statement relates; and
(c)equals the sum of all investment income (loss) in respect of assets in the Separate Accounts for such Quarterly Accounting Period.
Section 1.2.SA Modco Accounts Reserves Adjustment. The SA Modco Accounts Adjustment in respect of each Quarterly Accounting Period shall be settled in accordance with Section 3.3.
.
Article IX.

HEDGING
Section 1.1.Hedging.
(a) In accordance with Schedule H-1 with respect to the Funds Withheld Account and Schedule H-2 with respect to the NI Modco Accounts (collectively, the “Hedging Guidelines”), the Ceding Company has and shall purchase derivatives to hedge certain risks associated with the Reinsured Contracts (the “Hedges”). Such Hedges shall be at the expense and for the benefit of the Reinsurer.

(b)For liquidity management purposes, the Ceding Company shall be permitted to pledge cash and securities in the Funds Withheld Account and NI Modco Accounts to satisfy some or all of the Ceding Company’s requirements to post initial or variation margin to derivative counterparties in respect of hedges held by the Ceding Company, including the Hedges; provided that all interest and other income received in respect of such cash or securities is deposited into the Funds Withheld Account or NI Modco Accounts from which such cash or securities is pledged.

Article X.

OVERSIGHTS; COOPERATION
Section 1.1.Oversights. Inadvertent delays, oversights, errors or omissions made in connection with this Agreement or any transaction hereunder shall not relieve either Party from any liability that would have attached had such delay, oversight, error or omission not occurred. The Parties shall nevertheless cooperate in good faith to rectify such delay, oversight, error or omission as soon as possible after discovery so that both Parties shall be restored as closely as possible to the positions they would have occupied if no delay, oversight, error or omission had occurred.
Section 1.2.Cooperation. The Ceding Company and the Reinsurer shall cooperate with each other in order to accomplish the objectives of this Agreement by furnishing additional information and executing and delivering any additional documents as may be reasonably requested by the other to further perfect or evidence the consummation of, or otherwise implement, any transaction contemplated by this Agreement, or to aid in the preparation of any regulatory filing or financial statement; provided, however, that any such additional documents must be reasonably satisfactory to each Party and not impose upon either Party any material liability, risk, obligation, loss, cost or expense not contemplated by this Agreement.
Section 1.3.Changes to RBC. In the event of a material change to or elimination by applicable Law of the requirement for the Reinsurer or any Affiliate Retrocessionaire, as applicable, to calculate risk-based capital or in the event there is a material change relating to the framework, factors and/or formulae prescribed by the insurance regulatory authority in the Reinsurer’s or such Affiliate Retrocessionaire’s jurisdiction of domicile that are used to calculate RBC Ratios (or, in the event that an Affiliate Retrocessionaire is not a U.S. domiciled insurance company, the equivalent capital adequacy ratios determined in accordance with the terms of this Agreement) from those in effect at the Effective Time, the Parties shall amend this Agreement to adjust the RBC Ratios (or such equivalent capital adequacy ratios) reflected in the definitions of FMV Triggering Event, Recapture Triggering Event or otherwise required under this Agreement so that such adjusted RBC Ratio (or such equivalent capital adequacy ratio) or any replacement formula as determined after such material change or elimination will reasonably correspond to the relevant RBC Ratio (or such equivalent capital adequacy ratio) requirements in effect as of the Effective Time within thirty (30) days after the implementation of such change, and, if the Parties cannot agree on any such adjustments, the Reinsurer shall, and shall cause such Affiliate Retrocessionaire to, continue to calculate its RBC Ratio (or such equivalent capital adequacy ratio) as if such material change or elimination had not occurred; provided, however, that any such change (together with any previous changes or series of changes) that, in the aggregate, requires an adjustment of ten (10) percentage points or less to the applicable RBC Ratio (or an equivalent adjustment to such equivalent capital adequacy ratio) requirement in effect as of the Effective Time (or, to the extent previously adjusted hereunder, the RBC Ratio (or such equivalent capital adequacy ratios) requirement in effect as of the last adjustment date) shall not be deemed “material” for purposes of this Section 10.3.

Article XI.

INSOLVENCY
Section 1.1.Insolvency of the Ceding Company.
(a)In the event of the insolvency of the Ceding Company, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by the Reinsurer directly to the Ceding Company or its statutory liquidator, receiver or statutory successor on the basis of the liability of the Ceding Company under the Reinsured Contracts without diminution because of the insolvency of the Ceding Company, except where the Reinsurer with the consent of the direct insureds has assumed the policy obligations of the Ceding Company as its direct obligations to the payees under such policies, in substitution for the obligations of the Ceding Company to such payees.
(b)It is understood, however, that in the event of such an insolvency of the Ceding Company, the liquidator, receiver or statutory successor of the Ceding Company shall give written notice of the pendency of a claim against the Ceding Company on a Reinsured Contract within a reasonable period of time after such claim is filed in the applicable insolvency proceedings and that during the pendency of such claim the Reinsurer may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the Ceding Company or its liquidator, receiver or statutory successor. It is further understood that the expense thus incurred by the Reinsurer will be chargeable, subject to applicable Law and court approval, against the Ceding Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Ceding Company solely as a result of the defense undertaken by the Reinsurer.
Article XII.

DURATION; RECAPTURE
Section 1.1.Duration. This Agreement shall continue in force until such time as (i) the Ceding Company’s Liability arising out of or related to all Reinsured Contracts is terminated in accordance with their respective terms and each Party has received payments which discharge the other Party’s liabilities incurred hereunder prior to such termination, (ii) with respect to any Assumed Reinsured Contract, the Ceding Company’s Liability with respect to such Assumed Reinsured Contract is terminated due to recapture or termination of the applicable Assumed Retrocession Agreement and each Party has received payments which discharge the other Party’s liabilities incurred hereunder prior to such termination or (iii) in accordance with Section 12.3, if the Ceding Company has elected to recapture the reinsurance of the Reinsured Contracts, and each Party has received payments which discharge the other Party’s liability in full in accordance with Section 12.4 and the other terms of this Agreement.
Section 1.2.Survival. Notwithstanding the other provisions of this Article XII, the terms and conditions of Articles I and XIII, and the provisions of Sections 3.6, 15.1, 15.2, 15.3, 15.4, 15.5, 15.6, 15.8, 15.9, 15.10, 15.11, and 15.13 shall remain in full force and effect after the termination of this Agreement.
Section 1.3.Recapture.
(a)Following the occurrence of a Recapture Triggering Event, the Ceding Company shall have the right (but not the obligation) to recapture all, and not less than all, of the

Reinsured Risks ceded under this Agreement, by providing the Reinsurer with written notice of its intent to effect such a recapture (a “Recapture Notice”).
(b)Any recapture pursuant to Section 12.3(a) shall be effective (i) as of 11:59 p.m. (New York time) on the last Business Day of the calendar month during which the Ceding Company delivers a Recapture Notice to the Reinsurer (unless an early effective date and time is necessary in order to effectuate the recapture prior to any loss of Reserve Credit hereunder, in which case any recapture pursuant to Section 12.3(a) shall be effective as of such earlier date and time) or (ii) on such later date and time as set forth in the Ceding Company’s Recapture Notice (the “Recapture Date”).
(c)Following a recapture pursuant to Section 12.3(a), subject to the satisfaction of payment obligations described in Section 12.4, (i) both the Ceding Company and the Reinsurer will be fully and finally released from all rights and obligations under this Agreement in respect of the Reinsured Risks other than the obligations under the provisions that expressly survive termination as provided in Section 12.2 and (ii) no Additional Consideration shall be payable to the Reinsurer with respect to the Reinsured Risks.
(d)Notwithstanding the remedies contemplated by this Article XII, the Ceding Company may, in its sole discretion, require direct payment by the Reinsurer of any sum in default under this Agreement or pursue any other remedy to which the Ceding Company may be entitled hereunder or at law or in equity in lieu of exercising the remedies in this Article XII, and it shall be no defense to any such claim that the Ceding Company might have had other recourse.
Section 1.4.Recapture Payments.
(a)In connection with a recapture pursuant to Section 12.3(a), on or prior to the Recapture Date, the Ceding Company shall prepare and provide to the Reinsurer a settlement statement setting forth an estimated calculation of the Recapture Terminal Settlement (the “Estimated Recapture Terminal Settlement”). If the amount of the Estimated Recapture Terminal Settlement is positive, then on the Recapture Date (i) the Ceding Company shall withdraw from the Funds Withheld Account cash and Eligible Assets having a Statutory Book Value equal to the Estimated Recapture Terminal Settlement. To the extent the cash and Eligible Assets in the Funds Withheld Account are insufficient to satisfy such amount, the Reinsurer shall pay the amount of such deficiency in cash by wire transfer of immediately available funds to the account designed in writing by the Ceding Company. If the amount of the Estimated Recapture Terminal Settlement is negative, then on the Recapture Date, the Ceding Company shall pay the absolute value of such amount to the Reinsurer in cash by wire transfer of immediately available funds to the account designed in writing by the Reinsurer. Following the payment by the applicable Party of the Estimated Recapture Terminal Settlement, any assets remaining in the Funds Withheld Account shall be transferred to the Reinsurer and the Funds Withheld Account shall be closed.
(b)As soon as practicable following the Recapture Date, the Ceding Company shall prepare and provide to the Reinsurer an actual calculation of the Recapture Terminal Settlement, and the Parties shall make any necessary adjustments to reflect any difference between the actual Recapture Terminal Settlement and the Estimated Recapture Terminal Settlement.

Article XIII.

INDEMNIFICATION
Section 1.1.Ceding Company’s Obligation to Indemnify. Without limiting any rights or remedies to which either Party may be entitled hereunder or at law or in equity, the Ceding Company hereby agrees to indemnify, defend and hold harmless the Reinsurer from and against any and all losses incurred by the Reinsurer to the extent arising from [***]
Article XIV.

TAXES
Section 1.1.Withholding. Each Party and any of their agents shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign applicable tax Law. If a Party determines that an amount is required to be deducted or withheld, such Party shall use reasonable best efforts to: (i) provide written notice to the other Party, at least five (5) Business Days before the relevant payment of such deduction or withholding, (ii) cooperate in good faith with the other Party to reduce or eliminate the deduction or withholding of such amount and (iii) provide the other Party a reasonable opportunity to provide forms or documentation that would exempt such amounts from withholding. If any amount is so withheld and paid over to the applicable Governmental Authority, such amounts paid to the applicable Governmental Authority shall be treated for all purposes of this Agreement as having been paid to the Person with respect to which such deduction or withholding was imposed. Without limiting the generality of the foregoing, each Party agrees to provide to the other on or before the date hereof an accurate and complete copy of IRS Form W-9 and shall deliver renewals or additional copies of such forms (or successor forms) to the other Party on or before the date that such forms expire or become obsolete.
Section 1.2.DAC Tax Adjustment.
(a)To the extent that Section 848 of the Code and corresponding Treasury Regulations Section 1.848-2 are applicable to the Reinsured Contracts, the Ceding Company and the Reinsurer hereby make the joint election provided for in Treasury Regulations Section 1.848-2(g)(8) (the “DAC Tax Election”) and agree as follows:
(i)The Parties will attach a schedule to their respective U.S. federal income tax returns identifying this Agreement as a reinsurance agreement for which the DAC Tax Election has been made, and will otherwise file their respective federal income tax returns in a manner consistent with the DAC Tax Election. Such schedule shall be attached to each Party’s U.S. federal income tax return filed for the first taxable year ending after the DAC Tax Election becomes effective.
(ii)The Party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1) of the Code.
(iii)The Parties agree to exchange information pertaining to the amount of the net consideration under this Agreement each year to ensure consistency or as otherwise required by the Code or the Internal Revenue Service.

(iv)The DAC Tax Election shall be effective for the first taxable year in which this Agreement is effective and for all years for which this Agreement remains in effect.
(b)As used in this Article XIV, the terms “net consideration,” “net positive consideration,” “specified policy acquisitions expenses” and “general deductions limitation” are defined by reference to Treasury Regulations Section 1.848-2 and Section 848 of the Code, in effect as of the Effective Time.
(c)Each of the Parties represents and warrants that it is subject to U.S. taxation under the provisions of Subchapter L of Chapter 1 of Subtitle A of the Code.
Article XV.

MISCELLANEOUS
Section 1.1.Expenses. Except as may be otherwise specified in this Agreement, all costs and expenses, including fees and disbursements of counsel, financial advisers and independent accountants, incurred in connection with this Agreement and the transactions contemplated herein shall be paid by the Person incurring such costs and expenses.
Section 1.2.Notices. All notices, requests, consents, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by electronic mail or by registered or certified mail (postage prepaid, return receipt requested) to the respective Parties hereto at the following respective addresses (or at such other address for a Party hereto as shall be specified in a notice given in accordance with this Section 15.2).
(a)if to the Ceding Company:
Equitable Financial Life Insurance Company
1290 Avenue of the Americas
New York, NY 10104
Attention:    Jose Gonzalez
Tel:    212-554-1234
E-mail:    jose.gonzalez@equitable.com
(b)if to the Reinsurer:
Equitable Financial Life Insurance Company of America
1290 Avenue of the Americas
New York, NY 10104
Attention:    Jose Gonzalez
Tel:    212-554-1234
E-mail:    jose.gonzalez@equitable.com
Section 1.3.Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein be consummated as originally contemplated to the greatest extent possible.
Section 1.4.Entire Agreement. This Agreement (including all exhibits and schedules hereto) constitutes the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Ceding Company and/or its Affiliates, on the one hand, and the Reinsurer and/or its Affiliates, on the other hand, with respect to the subject matter of this Agreement.
Section 1.5.Assignment. This Agreement shall not be assigned by any Party without the prior written consent of the other Party. Any attempted assignment in violation of this Section 15.5 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties and their permitted successors and assigns.
Section 1.6.No Third Party Beneficiaries. Except as otherwise provided herein, this Agreement is for the sole benefit of the Parties and their permitted successors and assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 1.7.Amendment. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by each Party.
Section 1.8.Submission to Jurisdiction.
(a)Each of the Ceding Company and the Reinsurer irrevocably and unconditionally submits for itself and its property in any Action arising out of or relating to this Agreement, the transactions contemplated hereby, the formation, breach, termination or validity of this Agreement or the recognition and enforcement of any judgment in respect of this Agreement, to the exclusive jurisdiction of the courts of the State of New York sitting in the County of New York, the federal courts for the Southern District of New York, and appellate courts having jurisdiction of appeals from any of the foregoing, and all claims in respect of any such Action shall be heard and determined in such New York courts or, to the extent permitted by Law, in such federal court.
(b)Any such Action may and shall be brought in such courts and each of the Ceding Company and the Reinsurer irrevocably and unconditionally waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in any such court or that such Action was brought in an inconvenient court and shall not plead or claim the same.
(c)Service of process in any Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 15.2.
(d)Nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the Laws of the State of New York.
Section 1.9.Governing Law. This Agreement, and the formation, termination or validity of any part of this Agreement shall in all respects be governed by, and construed in accordance with, the Laws of the State of New York.
Section 1.10.Waiver of Jury Trial. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR

RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, OR ITS PERFORMANCE UNDER OR THE ENFORCEMENT OF THIS AGREEMENT.
Section 1.11.Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the covenants or obligations contained in this Agreement are not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to injunctive or other equitable relief to prevent or cure any breach by the other Party of its covenants or obligations contained in this Agreement and to specifically enforce such covenants and obligations in any court referenced in Section 15.8(a) having jurisdiction, such remedy being in addition to any other remedy to which either Party may be entitled hereunder or at law or in equity. Each of the Parties acknowledges and agrees that it shall not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement, and hereby waives (x) any defenses in any Action for an injunction, specific performance or other equitable relief, including the defense that the other Parties have an adequate remedy at Law or an award of specific performance is not an appropriate remedy for any reason at Law or equity, and (y) any requirement under Law to post a bond, undertaking or other security as a prerequisite to obtaining equitable relief.
Section 1.12.Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, in writing at any time by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized Representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any preceding or subsequent breach.
Section 1.13.Rules of Construction. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to Articles, Sections, paragraphs, Exhibits and Schedules are references to the Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean United States dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limiting the generality of the foregoing,” unless otherwise specified; (e) the table of contents, articles, titles and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (f) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (g) the Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein; (h) unless the context otherwise requires, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (i) all terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein; (j) any agreement or instrument defined or referred to herein or any agreement or instrument that is referred to herein means such agreement or instrument as from time to time amended, modified or supplemented, including by waiver or consent, and references to all attachments thereto and instruments incorporated therein; (k) unless otherwise specified herein, any statute or regulation referred to herein means such statute or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of any statute, includes any rules and regulations promulgated under such statute), and references to any section of any statute or regulation include any successor to such section; (l) all time periods within or following which any payment is to be made or act to be done shall be calculated by excluding the date on which the period commences and including the date on which the period ends and by extending the period to the first succeeding Business Day if the last day of the period is not a Business Day; (m) references to any Person include such Person’s predecessors or successors, whether by merger, consolidation, amalgamation, reorganization or otherwise; and (n) references to any contract (including this Agreement) or organizational document are to the contract or organizational document as amended, modified, supplemented or replaced from time to time, unless otherwise stated.
Section 1.14.Counterparts. This Agreement may be executed in two (2) or more counterparts, and by the different Parties to this Agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission utilizing reasonable image scan technology shall be as effective as delivery of a manually executed counterpart of this Agreement.
Section 1.15.Incontestability. In consideration of the mutual covenants and agreements contained herein, each Party agrees that this Agreement, and each and every provision hereof, is and shall be enforceable by and between them according to its terms, and each Party does hereby agree that it shall not contest the validity or enforceability hereof.
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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed on the day and year first above written.
EQUITABLE FINANCIAL LIFE INSURANCE COMPANY
By:        /s/ Robin Raju
    Name: Robin Raju
    Title: Chief Financial Officer
EQUITABLE FINANCIAL LIFE INSURANCE COMPANY OF AMERICA

By:        /s/ Yun Zhang
    Name: Yun Zhang
    Title: Treasurer